EXHIBIT 10.30

HAEIFC
HANFORD AREA ECONOMIC INVESTMENT FUND COMMITTEE
2912 WEST HOOP AVENUE A202
KENNEWICK, WASHINGTON 99336
HAEIFC@YAHOO.COM

April 26, 2006

IsoRay Medical, Inc.
350 Hills St.
Suite 106
Richland, WA 99354

Attention: Michael K. Dunlop

Mr. Dunlop;

The Board of Directors of the Hanford Area Economic Investment Fund Committee (HAEIFC) approved your loan request on April 24, 2006, subject to the attached terms and conditions.

Please have a corporate officer authorized to sign for the company, sign the acknowledgement, acceptance below, and return to HAEIFC, please provide a copy of the Board of Directors minutes authorizing the loan, and who is authorized to sign.

This commitment will expire on May 24, 2006, unless the acknowledgement, acceptance is received by HAEIFC on or prior to the expiration date. In any event, the loan must close on or before June 15, 2006. If the loan does not closed by June 15, 2006, the commitment is withdrawn and no additional applications will be considered.

If you have any questions please do not hesitate to contact me at 509-832-0080.

Sincerely,

/s/ Stephen P. Sensney

Stephen P. Sensney
Loan Consultant

Acknowledgement and acceptance of terms, condition, and Loan Covenants for the approved loan from Hanford Area Economic Investment Funds Committee to IsoRay Inc, DBA IsoRay Medical, Inc. approved April 24, 2006.

IsoRay Medical, Inc.

By:  /s/ Roger E. Girard

Print Name: Roger E. Girard
Its: CEO/Chairman

Enclosures: Schedule A
Schedule A

IsoRay Medical, Inc. a wholly owned subsidiary of IsoRay, Inc.
April 26, 2006
Attachment to commitment letter

Loan Amount:	$1,400,000.00

Purpose:	$1,400,000.00 Equipment

Rate:	WSJ Prime Rate Plus 2.0% Plus .50% service fee fixed at time of closing (effective rate as of 3/28/06 10.25%)

Term:	120 Monthly Payments estimated at $18,695.00

Loan Fee:	1.50% loan fee all due at closing

Costs:	All out of pocket costs paid by IsoRay Medical at time of closing

Collateral	2nd Security interest in Accounts Receivable, Inventory, and Machinery and Equipment

1st Purchase Money Security Interest in Equipment purchased.

Assignment of Life Insurance $250,000.00 each for Girard, Brown, Swanberg, Dunlop

Guarantors:	Limited Unsecured Guarantors from up to 11 Managers, Directors, Board Members, and other interested individuals. Total Aggregate of $300,000.00

Approved Loan Covenants:

1.	Loan Covenants suggested for IsoRay Medical loan.

A.	Current Ratio not less than 1.50 to 1

B.	Debt to Equity not more than 2.00 to 1

C.	Fixed Charge Coverage not less than
▪	1.10 to 1 in 2006 and thereafter

D.
All production facilities and corporate headquarters to remain within the boundaries of Benton and Franklin Counties of Washington State. If IsoRay removes all or any part of its operations from the boundaries of Benton or Franklin Counties, all principle and accrued interest due by IsoRay is automatically due and payable in full. HAEFIC will consider requests for additional facilities outside of the defined boundaries.

E.	Benton-Franklin Economic Development District to subordinate all collateral to HAEIFC.

F.
IsoRay will not remove any equipment purchased with the proceeds of this loan from the PECOS facility, any removal will require the reduction in loan principle equal to the equipments original cost, or full repayment of the outstanding principle and accrued interest.

G.	Assignment of lease and leasehold improvements, which will allow HAEIFC to take position of the production facility.

H.	Letters from all creditors recognizing HAEIFC’s loan and waiving any default such loan may trigger.

I.	Letters from all creditors recognizing HAEIFC’s collateral and waiving all rights to it.

J.	Assignment of Life Insurance for $250,000.00 each from guarantors Girard, Segna, Swanberg, and Dunlop.

K.
Will not pay annual compensation to any Officer, Director, Manager, Salaried Employee, or Family member of any for mentioned in excess of $100,000.00 annually during the term of this loan. Annual compensations over $100,000.00 at time of application to be grandfathered. Requests for grandfathered annual compensation to be supported by individuals name, annual compensation, and position. Exceptions to annual compensation will be considered for newly hired, or replacement employees on a case by case basis.

L.
Will pay no dividend to common and/or preferred stockholders and/or bonuses to Employees as an aggregated total that exceeds 30% of prior year’s net income as expressed by generally acceptable accounting principles and reported on the companies prior years audited financial statement during the term of this loan. This covenant will become effective on June 30, 2010.

M.	Buy back any stock either common or preferred from any Officer, Director, Manager, or Salaried employee or their family members during the term of this loan.

N.	Annual audited financial statements and tax return, due within 90 days of corporate year-end.

O.	Quarterly GAAP prepared financial statements, due by the end of the month following the quarters end.